Exhibit (c)(10)

Exhibit (c)(10)
Preliminary draft for discussion purposes only
B O A R D D I S C U S S I O N M A T E R I A L S
January 14, 2017
J.P.Morgan

Preliminary draft for discussion purposes only
This presentation was prepared exclusively for the benefit and internal use of the J.P. Morgan client to whom it is directly addressed and delivered (including such client’s subsidiaries, the “Company”) in order to assist the Company in evaluating, on a preliminary basis, the feasibility of a possible transaction or transactions and does not carry any right of publication or disclosure, in whole or in part, to any other party. This presentation is for discussion purposes only and is incomplete without reference to, and should be viewed solely in conjunction with, the oral briefing provided by J.P. Morgan. Neither this presentation nor any of its contents may be disclosed or used for any other purpose without the prior written consent of J.P. Morgan.
The information in this presentation is based upon any management forecasts supplied to us and reflects prevailing conditions and our views as of this date, all of which are accordingly subject to change. J.P. Morgan’s opinions and estimates constitute J.P. Morgan’s judgment and should be regarded as indicative, preliminary and for illustrative purposes only. In preparing this presentation, we have relied upon and assumed, without independent verification, the accuracy and completeness of all information available from public sources or which was provided to us by or on behalf of the Company or which was otherwise reviewed by us. In addition, our analyses are not and do not purport to be appraisals of the assets, stock, or business of the Company or any other entity. J.P. Morgan makes no representations as to the actual value which may be received in connection with a transaction nor the legal, tax or accounting effects of consummating a transaction. Unless expressly contemplated hereby, the information in this presentation does not take into account the effects of a possible transaction or transactions involving an actual or potential change of control, which may have significant valuation and other effects.
Notwithstanding anything herein to the contrary, the Company and each of its employees, representatives or other agents may disclose to any and all persons, without limitation of any kind, the U.S. federal and state income tax treatment and the U.S. federal and state income tax structure of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to the Company relating to such tax treatment and tax structure insofar as such treatment and/or structure relates to a U.S. federal or state income tax strategy provided to the Company by J.P. Morgan. J.P. Morgan’s policies on data privacy can be found at http://www.jpmorgan.com/pages/privacy.
J.P. Morgan’s policies prohibit employees from offering, directly or indirectly, a favorable research rating or specific price target, or offering to change a rating or price target, to a subject company as consideration or inducement for the receipt of business or for compensation. J.P. Morgan also prohibits its research analysts from being compensated for involvement in investment banking transactions except to the extent that such participation is intended to benefit investors.
IRS Circular 230 Disclosure: JPMorgan Chase & Co. and its affiliates do not provide tax advice. Accordingly, any discussion of U.S. tax matters included herein (including any attachments) is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone not affiliated with JPMorgan Chase & Co. of any of the matters addressed herein or for the purpose of avoiding U.S. tax-related penalties.
J.P. Morgan is the marketing name for the Corporate and Investment Banking activities of JPMorgan Chase Bank, N.A., JPMS (member, NYSE),
J.P. Morgan PLC authorized by the Prudential Regulation Authority and regulated by the Financial Conduct Authority and the Prudential Regulation Authority and their investment banking affiliates.
This presentation does not constitute a commitment by any J.P. Morgan entity to underwrite, subscribe for or place any securities or to extend or arrange credit or to provide any other services.
Copyright 2014 JPMorgan Chase & Co. All rights reserved.
B O A R D D I S C U S S I O N M A T E R I A L S
J.P.Morgan

Preliminary draft for discussion purposes only
Illustrative comparison of Braves’ January 10th and October 20th proposals
Braves’ 10/20/16 proposal @ 10/20/161 Braves’ 10/20/17 proposal @ 01/13/172 Braves’ 01/10/17 proposal @ 01/13/172
Cash per share $24.13 $24.13 $29.44
Exchange ratio 0.5502x 0.5502x 0.5260x
Stock per share $32.37 $31.71 $30.32
Total offer per share $56.50 $55.84 $59.76
% change vs. 10/20 @ 10/20 5.8%
% change vs. 10/20 @ 01/13 7.0%
Source: Royals management projections; Royals filings, broker estimates, Bloomberg, FactSet
1 Assumes Braves’ share price of £48.03 and GBP/USD exchange rate of 1.2250 as of 10/20/16, equating to a price in USD of $58.84
2 Assumes Braves’ share price of £47.30 and GBP/USD exchange rate of 1.2186 as of 01/13/17, equating to a price in USD of $57.63
1
BOARD DISCUSSION MATERIALS
J.P.Morgan

Preliminary draft for discussion purposes only

Implied valuation summary of Braves' January 10th and October 20th proposals

Implied valuation summary	Braves' 10/20/16 proposal @ 10/20/16	Braves' 10/20/16 proposal @ 01/13/17	Braves' 01/10/17 proposal @ 01/09/17	Braves' 01/10/17 proposal @ 01/13/17
Braves stock price	£48.03	£47.30	£46.75	£47.30
Exchange rate	*1.2250*	*1.2186*	*1.2167*	*1.2186*
Braves price ($)	$58.84	$57.63	$56.88	$57.63
Exchange ratio	*0.5502*	*0.5502*	*0.5260*	*0.5260*
Stock consideration per Royals share ($)	$32.37	$31.71	$29.92	$30.32
Cash consideration per Royals share ($)	$24.13	$24.13	$29.44	$29.44
Total Braves offer price ($)	**$56.50**	**$55.84**	**$59.36**	**$59.76**
% premium to unaffected	*19.8%*	*18.4%*	*25.8%*	*26.7%*
Implied equity value ($mm) [1]	**$80,848**	**$79,904**	**$85,040**	**$85,608**
% Royals pro forma ownership	*19.6%*	*19.6%*	*18.9%*	*18.9%*
Implied firm value ($mm) [2]	**$91,839**	**$90,895**	**$95,939**	**$96,507**
FV / LTM Sep-16 EBITDA [3]	16.1x	16.0x	16.8x	16.9x
FV / Adjusted LTM Sep-16 EBITDA [4]	15.7x	15.5x	16.4x	16.5x
FV / 2016E EBITDA [5]	15.5x	15.3x	16.2x	16.3x
FV / Adjusted FY 2016E EBITDA [4]	15.2x	15.0x	15.9x	16.0x
FV / 2017E EBITDA [6]	14.5x	14.4x	15.2x	15.3x

Source: Royals management projections; Royals filings, broker estimates, Bloomberg, FactSet
[1] Assumes Royals diluted share count of 1,430.9mm as of 09/30/16 for 10/20/16 offer and 1,432.6mm as of 12/31/16 for 01/10/17 offer
[2] Royals debt of $12,950mm at principal value and cash of $1,790mm as of 09/30/16 for 10/20/16 offer and debt of $12,950mm at principal value and cash of $2,051mm as of 12/31/16 for 01/10/17 offer
[3] LTM EBITDA of $5,694mm for Royals
[4] Includes adjustments for run-rate Lorillard synergies in the amount of $155mm for LTM Sep-16 and $113mm for FY2016, per Royals management guidance
[5] FY2016E EBITDA of $5,933mm for Royals; [6] FY2017E EBITDA of $6,313mm for Royals

BOARD DISCUSSION MATERIALS
2
J.P.Morgan